Exhibit 99.1

ALR Technologies Receives FDA Clearance For Breakthrough Diabetes Management System

ATLANTA, GA – October 17, 2011 - ALR Technologies Inc., (OTCBB: ALRT, the “Company”) a healthcare technology company, announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for its Health-e-Connect (HeC) System for remote monitoring of patients in support of effective diabetes management programs. The 510(k) clearance enables the Company to commence with the United States marketing and sales launch of its HeC platform.

Company CEO, Sidney Chan, commented, “We are pleased to reach this milestone and are eager to introduce to market this cross-platform technology. The HeC System represents a breakthrough for clinician/patient communication to enhance disease management and improve health outcomes. The System provides the potential to achieve significant savings to the US healthcare system through enhanced adherence to care plans. In anticipation of the FDA clearance, we have been cultivating relationships with manufacturers of diabetes test supplies and insurance companies to help facilitate a successful launch.”

President and COO Lawrence Weinstein added, “Diabetes management represents the initial chronic illness application for HeC and we plan to expand upon that platform in 2012.  A first to market product, the HeC System bridges gaps in current remote monitoring systems in a manner that is efficient, effective and affordable.  We anticipate a strong demand based upon our present relationships with industry leaders.  Given the flexibility of the HeC System, the potential is enormous.  This FDA clearance is a major stride in our commitment to building long-term shareholder value as there is a wide spectrum of chronic diseases which the HeC platform can be deployed to improve outcomes and contain costs”.

About ALR Technologies Inc.
ALRT Health-e-Connect (HeC) System is the principal product of the Company. HeC is a web-based patient management platform for medical professionals to improve compliance and management of care plans of patients in their homes. HeC is currently programmed to assist healthcare providers caring for diabetes patients. The platform will be expanded to cover patients with other chronic diseases. More information on ALR Technologies and its products can be found at http://www.alrt.com.

Public Relations: 678-881-0002 Ext. 704                                                                                                           e-mail: contact@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.